Exhibit 99.1

National Patent Development Corporation
Completes Merger with The Winthrop Corporation,
Parent Company of Wright Investors’ Service, Inc.

MOUNT KISCO, NY and MILFORD, CT ― December 20, 2012 ― National Patent Development Corporation (OTC Bulletin Board: NPDV) and The Winthrop Corporation announced the completion yesterday of the merger of The Winthrop Corporation with a wholly-owned subsidiary of National Patent.  The Winthrop Corporation is the parent company of Wright Investors’ Service, Inc., an investment management and financial advisory firm headquartered in Milford, Connecticut.  As of November 30, 2012, Wright had approximately $1.5 billion of assets under management.

Harvey P. Eisen, Chairman and CEO of National Patent, commented, “Wright brings the stability of a 50-year track record, proven management in place, and a time-tested, diversified suite of high-quality products to serve the investment management needs of individuals, community banks, institutions and labor unions. We look forward to a long-term relationship with the clients, management and employees of Wright.  We are very enthusiastic about this merger, and we intend to change our name to include the word ‘Wright.’”

Mr. Eisen further stated “We believe that Wright’s platform will provide us the opportunity to grow into a significantly larger, world-class asset management franchise over time.  As we have publicly stated over the last several years, National Patent plans to continue to attempt to acquire additional money management firms, and Wright will be the centerpiece of our growth strategy.  Our goal is to augment our internal growth with key strategic partners to increase the size and scope of our client service capabilities.”

Peter M. Donovan, CFA®, Chairman and CEO of Wright, commented, “This merger will enable Wright to expand upon its tradition of excellence in investment management and client service.  Throughout the Firm’s 50-year history, we have been committed to the highest fiduciary standards.  With this transaction, we will have the means to expand significantly and at a much faster rate.”

In the merger, National Patent issued 881,206 restricted shares of its common stock and paid $4,852,000 in cash to Winthrop’s former stockholders.   In connection with the merger, Mr. Donovan, the Chairman and CEO of Wright, has joined the board of directors of National Patent.

National Patent Development Corporation, a Delaware corporation headquartered in Mount Kisco, New York, is no longer a “shell company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934 as a result of the completion of the merger with The Winthrop Corporation.   Mr. Eisen has more than 30 years of experience in the investment industry.  He is consulted for his views by national media and appears on Fox Business News and Bloomberg Television.  Through Bedford Oak Advisors, LLC, Mr. Eisen, Chairman, manages private investment funds that own approximately 28% of National Patent’s outstanding common stock.

The Winthrop Corporation, through its wholly-owned subsidiary, Wright Investors’ Service, Inc., offers investment management services, financial advisory services and investment research to large and small investors, both taxable and tax-exempt.  For more than 50 years, the Wright companies have assisted institutions, plan sponsors, labor unions, bank trust departments, trust companies and individual investors in achieving their financial objectives.  Wright’s management approach is to invest assets prudently by balancing risk and return.  At the center of Wright’s investment process is the Wright Investment Committee.  The Committee consists of a select group of senior investment professionals who are supported by an experienced staff.  Founded as a research organization in 1960, Wright develops and publishes investment research reports on over 35,000 companies worldwide along with its established investment commentaries on the economy and investment markets.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties.  All statements other than statements of historical fact are statements that could be deemed forward-looking statements, and include, but are not limited to, the risk that the expected benefits of the Merger may not be achieved and may therefore make an investment in National Patent’s securities less attractive to investors.   Investors and security holders are cautioned not to place undue reliance on these forward-looking statements.  Forward-looking information may be identified by such forward-looking terminology as “anticipate,” “believe,” “may,” “will,” and similar terms or variations of such terms. Additional information on these and other risks, uncertainties and factors is included in National Patent’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed by National Patent with the SEC.  If these or other significant risks and uncertainties occur, or if our estimates or underlying assumptions prove inaccurate our actual results could differ materially. You are urged to consider all such risks and uncertainties.  In light of the uncertainty inherent in such forward-looking statements, you should not consider their inclusion to be a representation that such forward-looking matters will be achieved.  Neither National Patent nor The Winthrop Corporation assumes any obligation to, and neither plans to, update any such forward-looking statements, other than as required by law.

Contact:
National Patent Development Corporation
Harvey P. Eisen
Chairman and Chief Executive Officer
914-242-5700

The Winthrop Corporation and Wright Investors’ Service, Inc.
Peter M. Donovan, CFA®
Chairman and Chief Executive Officer
203-783-4400